Exhibit 99.1
SIGNET JEWELERS REPORTS FOURTH QUARTER AND FISCAL 2025 RESULTS
Fourth Quarter Finished Ahead of Updated Expectations
January and FY26 To-Date Positive Same Store Sales1 Trend
CEO Outlines New Strategy and Reorganization Plan
HAMILTON, Bermuda, March 19, 2025 – Signet Jewelers Limited (“Signet” or the "Company") (NYSE:SIG), the world's largest retailer of diamond jewelry, today announced its results for the 13 weeks (“fourth quarter Fiscal 2025”) and 52 weeks ("Fiscal 2025") ended February 1, 2025.
"I'd like to thank the team for their efforts in delivering a positive comp in January. This positive trend has continued into the first quarter to date with growth across all categories. Since holiday, we increased our depth of assortment at key price points while also benefiting from improved Bridal trends,” said J.K. Symancyk, Chief Executive Officer. “Our overall Q4 performance and lack of growth over the past several quarters informed our new strategy to grow our business. This transformative strategy is called 'Grow Brand Love' and builds on a strong foundation to create shareholder value. We will infuse more style and design-led product into our assortment to accelerate our growth in self-purchase and gifting while expanding our leadership position in Bridal. To activate our strategy, we are reorganizing our business to drive a Brand mind-set and centralizing core capabilities to improve speed, maximize benefits of scale, and deliver organic growth over time.”
"Signet delivered more than $400 million of free cash flow, our 5th year in a row of strong cash conversion to adjusted operating income. This enabled a reduction in our diluted share count by nearly 20% in FY25 by returning approximately $1 billion to shareholders including the convertible preferred redemptions. Our capital allocation priorities are organic growth and return of excess cash to shareholders while maintaining a conservative balance sheet," said Joan Hilson, Chief Operating and Financial Officer. "We are initiating FY26 guidance reflecting sales that assume a measured consumer environment. Our reorganization plan is expected to fund the reset of incentive compensation with further benefit expected beyond FY26. We are focused on real estate optimization and expect to transition over 10% of mall locations to off-mall and the eCommerce channel over the next three years, leveraging our average mall lease term of just over 2 years."
Fourth Quarter Fiscal 2025 Highlights:
•Sales of $2.4 billion, down $145.0 million or 5.8% (down 5.7% on a constant currency basis(2)) to Q4 of FY24, including cycling an additional week a year ago.
•Same store sales ("SSS")(1) down 1.1% to Q4 of FY24.
•Merchandise Average Unit Retail ("AUR")(3) increased approximately 7%.
•Operating income of $152.6 million, down from $416.3 million in Q4 of FY24. Operating income was impacted by non-cash impairment charges of $200.7 million substantially related to Digital brands.
•Adjusted operating income(2) of $355.5 million, down from $409.7 million in Q4 of FY24.
•Diluted earnings per share ("EPS") of $2.30, compared to $11.75 in Q4 of FY24. The current quarter includes $4.58 of asset impairment charges, and the prior year fourth quarter includes $4.94 related to the income tax benefit from the enactment of the Bermuda Corporate Income Tax Act of 2023 ("CITA2023").
•Adjusted diluted EPS(2) of $6.62, compared to $6.73 in Q4 of FY24.
(1)    Same store sales include physical stores and eCommerce sales. As described further below, fourth quarter Fiscal 2025 same store sales have been calculated by aligning the sales weeks of the current quarter to the equivalent sales weeks in the prior fiscal year period.
(2)    See the non-GAAP financial measures section below.
(3)    AUR reflects operational merchandise sales divided by units.

Fourth Quarter and Full Year Fiscal 2025 Results:

(in millions, except per share amounts)	Q4 Fiscal 2025	Q4 Fiscal 2024	Fiscal 2025	Fiscal 2024
Sales	$2,352.6	$2,497.6	$6,703.8	$7,171.1
SSS % change (1) (2)	(1.1)%	(9.6)%	(3.4)%	(11.6)%
GAAP
Operating income	$152.6	$416.3	$110.7	$621.5
Operating margin	6.5%	16.7%	1.7%	8.7%
Diluted EPS (loss per share)	$2.30	$11.75	$(0.81)	$15.01
Adjusted (3)
Adjusted operating income	$355.5	$409.7	$498.1	$642.8
Adjusted operating margin	15.1%	16.4%	7.4%	9.0%
Adjusted diluted EPS	$6.62	$6.73	$8.94	$10.37
(1)    Same store sales include physical stores and eCommerce sales.
(2)    The 53rd week in Fiscal 2024 has resulted in a shift as the current fiscal year began a week later than the previous fiscal year. As such, same store sales for Fiscal 2025 have been calculated by aligning the sales weeks of the current quarter and year to date periods to the equivalent sales weeks in the prior fiscal year. Total reported sales continue to be calculated based on the reported fiscal periods.
(3)    See non-GAAP financial measures below.
Fourth Quarter Fiscal 2025 Results:
Gross margin was $1.0 billion, down approximately $80 million to Q4 of FY24, including more than $35 million from cycling the 53rd week of FY24. Gross merchandise margin expanded 30 basis points, but was more than offset primarily by fixed cost deleverage.
SG&A was $639.2 million, or 27.2% of sales, down from $671.9 million, or 26.9% of sales, in Q4 of FY24. The change in SG&A as a percentage of sales was primarily driven by higher advertising expense on lower sales.
Operating income was $152.6 million, or 6.5% of sales, compared to $416.3 million, or 16.7% of sales, in Q4 of FY24. Operating income was impacted by non-cash impairment charges of $200.7 million substantially related to the Digital brands. While integration was complete, the impairment was substantially caused by the slower than anticipated recovery in the second half of Fiscal 2025.
Adjusted operating income was $355.5 million, or 15.1% of sales, compared to $409.7 million, or 16.4% of sales in Q4 of FY24.
The current quarter income tax expense was $53.5 million compared to income tax benefit of $199.2 million in Q4 of FY24. Adjusted income tax expense was $67.0 million compared to income tax expense of $62.8 million in the Q4 of FY24.
Diluted EPS was $2.30, down from $11.75 in Q4 of FY24. Diluted EPS in the current quarter includes $4.58 of asset impairment charges. Adjusted diluted EPS was $6.62, compared to $6.73 in Q4 of FY24, reflecting reduced diluted share count from the retirement of the preferred shares and common share repurchases.

Full Year Fiscal 2025 Results:
Sales of $6.7 billion, down $467.3 million or 6.5% to last year (down 6.6% on a constant currency basis(1)). SSS declined 3.4% versus last year. Gross margin and adjusted gross margin were $2.6 billion, down from $2.8 billion in FY24. SG&A and adjusted SG&A were $2.1 billion, down from $2.2 billion in FY24.
Operating income was $110.7 million, or 1.7% of sales, compared to $621.5 million, or 8.7% of sales in FY24. Operating income was impacted by non-cash impairment charges of $369.2 million substantially related to the Digital brands.
Adjusted operating income(1) was $498.1 million, or 7.4% of sales, compared to $642.8 million, or 9.0% of sales in FY24.
Diluted loss per share was $0.81, down from diluted EPS $15.01 last year. On an adjusted basis, diluted EPS(1) was $8.94, down from $10.37 last year, and reflects a reduced share count from the retirement of the preferred shares and common share repurchases. On a GAAP basis, the impact of the preferred shares was anti-dilutive.
(1)     See the non-GAAP financial measures section below.
Balance Sheet and Statement of Cash Flows:
Cash flow from operating activities for Fiscal 2025 was $590.9 million, compared to $546.9 million in the prior year. Capital expenditures for Fiscal 2025 were $153.0 million. Cash and cash equivalents were $604.0 million as of February 1, 2025. Inventory ended the year at $1.94 billion, approximately flat to last year.
Capital Returns to Shareholders:
Signet's Board of Directors has declared a quarterly cash dividend on common shares of $0.32 per share for the first quarter of Fiscal 2026, payable May 23, 2025, to shareholders of record on April 25, 2025, with an ex-dividend date of April 25, 2025. The $0.32 per share common dividend represents a 10% increase in the dividend.
For Fiscal 2025, Signet repurchased approximately 1.6 million shares for $138.0 million, including $24.2 million during the fourth quarter. The Company had approximately $723.0 million in share repurchase authorization remaining at the end of the fiscal year.
First Quarter and Full Year Fiscal 2026 Guidance:

First Quarter
Total sales	$1.50 billion to $1.53 billion
Same store sales	Flat to +2.0%
Adjusted operating income (1)	$48 million to $60 million
Adjusted EBITDA (1)	$94 million to $106 million
(1) See description of non-GAAP financial measures below.
Forecasted adjusted operating income and adjusted EBITDA exclude potential non-recurring charges, such as restructuring and reorganizational charges, asset impairments, or integration-related costs. However, given the potential impact of non-recurring charges to the GAAP operating income, we cannot provide forecasted GAAP operating income or the probable significance of such items without unreasonable efforts. As such, we do not present a reconciliation of forecasted adjusted operating income or adjusted EBITDA to corresponding forecasted GAAP amounts.

Fiscal 2026
Total sales	$6.53 billion to $6.80 billion
Same store sales	(2.5%) to +1.5%
Adjusted operating income (1)	$420 million to $510 million
Adjusted EBITDA (1)	$605 million to $695 million
Adjusted diluted EPS (1)	$7.31 to $9.10
(1) See description of non-GAAP financial measures below.
Forecasted adjusted operating income, adjusted EBITDA and adjusted diluted EPS provided above exclude potential non-recurring charges, such as restructuring and reorganizational charges, asset impairments, or integration-related costs. However, given the potential impact of non-recurring charges to the GAAP operating income and diluted EPS, we cannot provide forecasted GAAP operating income or diluted EPS or the probable significance of such items without unreasonable efforts. As such, we do not present a reconciliation of forecasted adjusted operating income, adjusted EBITDA and adjusted diluted EPS to corresponding forecasted GAAP amounts.
The Company's Fiscal 2026 guidance is based on the following assumptions:
•Total sales anticipates a measured consumer environment, providing for variability in consumer spending over the year.
•Does not reflect any significant impact resulting from new tariffs and regulations. The Company has a team that actively manages tariffs and will work closely with vendors as needed.
•Planned capital expenditures of approximately $145 million to $160 million.
•Net square footage decline of 1% to flat for the year.
•Annual tax rate of 23% to 25%, including the non-cash impact of approximately 4% for the CITA2023 Bermuda tax impact previously disclosed; excludes potential discrete items.
•Diluted EPS for Fiscal 2026 excludes any potential further share repurchases subsequent to today.
Our Purpose and Sustainability:
Signet Jewelers Honored for Ethical Practices and Industry Leadership
On March 11, Ethisphere named Signet to its “World’s Most Ethical Companies” list for 2025. This recognition underscores Signet's dedication to ethical business practices that positively impact employees, the communities in which we operate, and broader stakeholders.
As a leader in ethics, responsible sourcing and business integrity, Signet hosted an industry-wide leadership symposium focused on consumer education about natural diamonds. During the event, Signet announced its intention to collaborate with DeBeers and other industry leaders on marketing and educational initiatives throughout 2025.
Signet also previewed a new, fully traceable diamond collection from Jared that will launch this fall and features responsibly sourced diamonds from Botswana. This collection highlights a digital journey that personalizes each diamond's story, while emphasizing traceability and responsible sourcing. Signet’s continuous efforts and collaborations in the industry are aimed at enhancing responsible sourcing and positively impacting society in communities we serve.

Conference Call:
A conference call is scheduled for March 19, 2025 at 8:30 a.m. ET and a simultaneous audio webcast is available at www.signetjewelers.com.
The call details are:
Toll Free – North America +1 800 549 8228
International All Other Locations: (Toll - Local - New York) - +1 646 564 2877
Conference ID 92183
Registration for the listen-only webcast is available at the following link:
https://events.q4inc.com/attendee/250901575
A replay and transcript of the call will be posted on Signet's website as soon as they are available and will be accessible for one year.
About Signet and Safe Harbor Statement:
Signet Jewelers Limited is the world's largest retailer of diamond jewelry. As a Purpose-driven and sustainability-focused company, Signet is a participant in the United Nations Global Compact and adheres to its principles-based approach to responsible business. Signet operates approximately 2,600 stores primarily under the name brands of Kay Jewelers, Zales, Jared, Banter by Piercing Pagoda, Diamonds Direct, Blue Nile, James Allen, Rocksbox, Peoples Jewellers, H. Samuel, and Ernest Jones. Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.zales.com, www.jared.com, www.banter.com, www.diamondsdirect.com, www.bluenile.com, www.jamesallen.com, www.rocksbox.com, www.peoplesjewellers.com, www.hsamuel.co.uk, www.ernestjones.co.uk.
This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon management's beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this document and include statements regarding, among other things, results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate. The use of the words "guidance," "expects," "continue," "intends," "anticipates," "enhance," "estimates," "predicts," "believes," "should," "potential," "may," "preliminary," "forecast," "objective," "opportunity," "plan," "strategy," or "target," and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties which could cause the actual results to not be realized, including, but not limited to: executing or optimizing major business or strategic initiatives, such as expansion of the services business or realizing the benefits of our restructuring plans or transformation strategies, including those that the Company may develop in the future; difficulty or delay in executing or integrating an acquisition; the impact of the conflicts in the Middle East on the operations of our quality control and technology centers in Israel; the negative impacts that public health crisis, disease outbreak, epidemic or pandemic has had, and could have in the future, on our business, financial condition, profitability and cash flows; risks relating to shifts in consumer spending away from the jewelry category or away from the cultural customs of expressing commitments through engagements and weddings; trends toward more experiential purchases such as travel; general economic or market conditions, including impacts of inflation or other pricing environment factors on our commodity costs (including diamonds) or other operating costs; a prolonged slowdown in the growth of the jewelry market or a recession in the overall economy; financial market risks; a decline in consumer discretionary spending or deterioration in consumer financial position; disruptions in our supply chain; our ability to attract and retain labor; changes to regulations relating to customer credit; disruption in the availability of credit for customers and customer inability to meet credit payment obligations, which has occurred and may continue to deteriorate; our ability to achieve the benefits related to the outsourcing of the credit portfolio, including due to technology disruptions and/or disruptions arising from changes to or termination of the relevant outsourcing agreements, as well as a potential increase in credit costs due to the current interest rate environment; deterioration in the performance of individual businesses or of our market value relative to its book value, resulting in further impairments of long-lived assets or intangible assets or other adverse financial consequences; the volatility of our stock price; the impact of financial covenants, credit ratings or interest volatility on our ability to borrow; our ability to maintain adequate levels of liquidity for our cash needs, including debt obligations, payment of dividends, planned share repurchases (including execution of accelerated share repurchases and the payment of related excise taxes) and capital expenditures as well as the ability of our customers, suppliers and lenders to access sources of liquidity to provide for their own cash needs; potential regulatory changes; future legislative and regulatory requirements in the US and globally relating to climate change, including any new climate related disclosure or compliance requirements, such as those recently issued in the state of California; exchange rate fluctuations; the cost, availability of and demand for diamonds, gold and other precious metals, including any impact on the global market supply of diamonds due to the ongoing conflicts in the Middle East, the potential sale or divestiture of the De Beers Diamond Company and its diamond mining operations by parent company Anglo-American plc, and the ongoing Russia-Ukraine conflict or related sanctions; stakeholder reactions to disclosure regarding the source and use of certain minerals; scrutiny or detention of goods produced in certain territories resulting from trade restrictions; seasonality of our business; the merchandising, pricing and inventory policies followed by us and our ability to manage inventory levels; our relationships with suppliers including the ability to continue to utilize extended payment terms and the ability to obtain merchandise that customers wish to purchase; the failure to adequately address the impact of existing tariffs and/or the imposition of additional duties, tariffs, taxes and other charges or other barriers to trade or impacts from trade relations; the level of competition and promotional activity in the jewelry sector; our ability to optimize our multi-year strategy to gain market share, expand and improve existing services, innovate and achieve sustainable, long-term growth; the maintenance and continued innovation of our OmniChannel retailing and ability to increase digital sales, as well as management of digital marketing costs; failure to anticipate and keep pace with changing fashion trends; changes in the costs, retail prices, supply and consumer acceptance of, and demand for gem quality lab-grown diamonds and adequate identification of the use of substitute products in our jewelry; ability to execute successful marketing programs and manage social media; the ability to optimize our real estate footprint, including operating in attractive trade areas and accounting for changes in consumer traffic in mall locations; the performance of and ability to recruit, train, motivate and retain qualified team members - particularly store associates in regions experiencing low unemployment rates and key executive talent during periods of leadership transition, such as our recent appointment of a new Chief Executive Officer; management of social, ethical and environmental risks; ability to deliver on our corporate sustainability goals or our environmental, social and governance goals; the reputation of Signet and its brands; inadequacy in and disruptions to internal controls and systems, including related to the migration to new information technology systems which impact financial reporting; risks associated with the Company’s use of artificial intelligence; security breaches and other disruptions to our or our third-party providers’ information technology infrastructure and databases; an adverse development in legal or regulatory proceedings or tax matters, including any new claims or litigation brought by employees, suppliers, consumers or shareholders, regulatory initiatives or investigations, and ongoing compliance with regulations and any consent orders or other legal or regulatory decisions; failure to comply with labor regulations; collective bargaining activity; changes in corporate taxation rates, laws, rules or practices in the US and other jurisdictions in which our subsidiaries are incorporated, including developments related to the tax treatment of companies engaged in internet commerce or deductions associated with payments to foreign related parties that are subject to a low effective tax rate; risks related to international laws and Signet being a Bermuda corporation; risks relating to the outcome of pending litigation; our ability to protect our intellectual property or assets including cash which could be affected by failure of a financial institution or conditions affecting the banking system and financial markets as a whole; changes in assumptions used in making accounting estimates relating to items such as extended service plans or asset impairments; or the impact of weather-related incidents, natural disasters, organized crime or theft, increased security costs, strikes, protests, riots or terrorism, or acts of war (including the ongoing Russia-Ukraine and conflicts in the Middle East).
For a discussion of these and other risks and uncertainties which could cause actual results to differ materially from those expressed in any forward-looking statement, see the “Risk Factors” and “Forward-Looking Statements” sections of Signet’s Fiscal 2024 Annual Report on Form 10-K filed with the SEC on March 21, 2024, and quarterly reports on Form 10-Q and the “Safe Harbor Statements” in current reports on Form 8-K filed with the SEC. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.
Investors:
Rob Ballew
Senior Vice President, Investor Relations
robert.ballew@signetjewelers.com
or
investorrelations@signetjewelers.com
Media:
Colleen Rooney
Chief Communications & ESG Officer
+1-330-668-5932
colleen.rooney@signetjewelers.com

Condensed Consolidated Statements of Operations (Unaudited)

(in millions, except per share amounts)	13 weeks ended February 1, 2025	14 weeks ended February 3, 2024	Fiscal 2025	Fiscal 2024
Sales	$2,352.6	$2,497.6	$6,703.8	$7,171.1
Cost of sales	(1,351.0)	(1,416.3)	(4,078.2)	(4,345.7)
Gross margin	1,001.6	1,081.3	2,625.6	2,825.4
Selling, general and administrative expenses	(639.2)	(671.9)	(2,122.6)	(2,197.7)
Asset impairments, net	(202.7)	(3.4)	(372.0)	(9.1)
Other operating (expense) income, net	(7.1)	10.3	(20.3)	2.9
Operating income	152.6	416.3	110.7	621.5
Interest (expense) income, net	(0.2)	8.7	9.8	18.7
Other non-operating income (expense), net	1.7	2.0	3.7	(0.4)
Income before income taxes	154.1	427.0	124.2	639.8
Income taxes	(53.5)	199.2	(63.0)	170.6
Net income	100.6	626.2	61.2	810.4
Dividends on redeemable convertible preferred shares	—	(8.6)	(96.8)	(34.5)
Net income (loss) attributable to common shareholders	$100.6	$617.6	$(35.6)	$775.9

Earnings (loss) per common share:
Basic	$2.32	$13.94	$(0.81)	$17.28
Diluted	$2.30	$11.75	$(0.81)	$15.01
Weighted average common shares outstanding:
Basic	43.4	44.3	44.1	44.9
Diluted	43.8	53.3	44.1	54.0

Dividends declared per common share	$0.29	$0.23	$1.16	$0.92

Condensed Consolidated Balance Sheets (Unaudited)

(in millions)	February 1, 2025	February 3, 2024
Assets
Current assets:
Cash and cash equivalents	$604.0	$1,378.7
Inventories	1,937.3	1,936.6
Income taxes	14.3	9.4
Other current assets	156.6	211.9
Total current assets	2,712.2	3,536.6
Non-current assets:
Property, plant and equipment, net	506.5	497.7
Operating lease right-of-use assets	1,102.4	1,001.8
Goodwill	482.0	754.5
Intangible assets, net	307.2	402.8
Other assets	314.8	319.3
Deferred tax assets	301.5	300.5
Total assets	$5,726.6	$6,813.2
Liabilities, Redeemable convertible preferred shares, and Shareholders’ equity
Current liabilities:
Current portion of long-term debt	$—	$147.7
Accounts payable	767.0	735.1
Accrued expenses and other current liabilities	366.8	400.2
Deferred revenue	362.5	362.9
Operating lease liabilities	279.9	260.3
Income taxes	55.3	69.8
Total current liabilities	1,831.5	1,976.0
Non-current liabilities:
Operating lease liabilities	900.0	835.7
Other liabilities	85.1	96.0
Deferred revenue	885.1	881.8
Deferred tax liabilities	173.1	201.7
Total liabilities	3,874.8	3,991.2
Commitments and contingencies
Redeemable Series A Convertible Preference Shares	—	655.5
Shareholders’ equity:
Common shares	12.6	12.6
Additional paid-in capital	120.1	230.7
Other reserves	0.4	0.4
Treasury shares at cost	(1,749.3)	(1,646.9)
Retained earnings	3,745.5	3,835.0
Accumulated other comprehensive loss	(277.5)	(265.3)
Total shareholders’ equity	1,851.8	2,166.5
Total liabilities, redeemable convertible preferred shares and shareholders’ equity	$5,726.6	$6,813.2

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in millions)	Fiscal 2025	Fiscal 2024
Operating activities
Net income	$61.2	$810.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	148.2	161.9
Amortization of unfavorable contracts	(1.8)	(1.8)
Share-based compensation	22.2	41.1
Deferred taxation	(30.7)	(180.3)
Asset impairments, net	372.0	9.1
Pension settlement loss	—	0.2
Loss (gain) on divestiture	2.6	(12.3)
Other non-cash movements	2.1	9.6
Changes in operating assets and liabilities, net of acquisitions and divestitures:
Inventories	1.0	182.5
Other assets	49.6	(36.8)
Accounts payable	28.7	(134.5)
Accrued expenses and other liabilities	(31.2)	(251.1)
Change in operating lease assets and liabilities	(18.8)	(39.7)
Deferred revenue	5.1	(7.0)
Income tax receivable and payable	(19.3)	(3.0)
Pension plan contributions	—	(1.4)
Net cash provided by operating activities	590.9	546.9
Investing activities
Capital expenditures	(153.0)	(125.5)
Acquisitions, net of cash acquired	—	(6.0)
Divestitures	—	53.8
Other investing activities, net	(6.1)	1.9
Net cash used in investing activities	(159.1)	(75.8)
Financing activities
Dividends paid on common shares	(48.6)	(39.9)
Dividends paid on redeemable convertible preferred shares	(18.5)	(32.9)
Repurchase of common shares	(138.0)	(139.3)
Repurchase of redeemable convertible preferred shares	(813.8)	—
Repayment of Senior Notes	(147.8)	—
Proceeds from asset-based credit facility	253.0	—
Repayments of asset-based credit facility	(253.0)	—
Payment of debt issuance costs	(4.3)	—
Other financing activities, net	(28.5)	(47.6)
Net cash used in financing activities	(1,199.5)	(259.7)
Cash and cash equivalents at beginning of period	1,378.7	1,166.8
(Decrease) increase in cash and cash equivalents	(767.7)	211.4
Effect of exchange rate changes on cash and cash equivalents	(7.0)	0.5
Cash and cash equivalents at end of period	$604.0	$1,378.7

Reportable Segment Information
Sales:

	Change from previous year
Fourth Quarter of Fiscal 2025	Same store sales (1)	Non-same store sales, net	Impact of 14th week on total sales	Total sales at constant exchange rate (2)	Exchange translation impact	Total sales as reported	Total reported sales (in millions)
North America segment	(1.1)%	(0.7)%	(3.6)%	(5.4)%	(0.2)%	(5.6)%	$2,219.5
International segment	(1.5)%	(3.9)%	(5.6)%	(11.0)%	0.1%	(10.9)%	$126.2
Other segment (3)	nm	nm	nm	nm	nm	nm	$6.9
Signet	(1.1)%	(0.9)%	(3.7)%	(5.7)%	(0.1)%	(5.8)%	$2,352.6

	Change from previous year
Year to date Fiscal 2025	Same store sales (1)	Non-same store sales, net	Impact of 53rd week on total sales	Total sales at constant exchange rate (2)	Exchange translation impact	Total sales as reported	Total reported sales (in millions)
North America segment	(3.6)%	(0.9)%	(1.5)%	(6.0)%	—%	(6.0)%	$6,299.1
International segment	(0.5)%	(12.9)%	(1.6)%	(15.0)%	1.6%	(13.4)%	$373.2
Other segment (3)	nm	nm	nm	nm	nm	nm	$31.5
Signet	(3.4)%	(1.7)%	(1.5)%	(6.6)%	0.1%	(6.5)%	$6,703.8
(1)    Fourth quarter and full year Fiscal 2025 same store sales have been calculated by aligning the sales weeks of the current quarter to the equivalent sales weeks in the prior fiscal year period.
(2)    See non-GAAP financial measures section below.
(3)    Includes sales from Signet’s diamond sourcing operation.
nm Not meaningful.
Operating income and adjusted operating income:

	Fourth quarter Fiscal 2025		Fourth quarter Fiscal 2024
Operating income (loss) in millions	$	% of segment sales	$	% of segment sales
North America segment	$143.6	6.5%	$396.0	16.8%
International segment	21.9	17.4%	36.0	25.4%
Other segment	(3.5)	nm	(3.4)	nm
Corporate and unallocated expenses	(9.4)	nm	(12.3)	nm
Total operating income	$152.6	6.5%	$416.3	16.7%

	Fourth quarter Fiscal 2025		Fourth quarter Fiscal 2024
Adjusted operating income (loss) in millions (1)	$	% of segment sales	$	% of segment sales
North America segment	$346.0	15.6%	$403.2	17.2%
International segment	21.8	17.3%	22.2	15.7%
Other segment	(3.5)	nm	(3.4)	nm
Corporate and unallocated expenses	(8.8)	nm	(12.3)	nm
Total adjusted operating income	$355.5	15.1%	$409.7	16.4%
(1)    See non-GAAP financial measures below.
nm    Not meaningful.
Real Estate Portfolio:
Signet has a diversified real estate portfolio. On February 1, 2025, Signet operated 2,642 stores totaling 4.1 million square feet of selling space. Compared to year-end Fiscal 2024, store count decreased by 56 and square feet of selling space decreased 1.0%.

Store count by segment	February 3, 2024	Openings	Closures	February 1, 2025
North America segment (1)	2,411	18	(50)	2,379
International segment (1)	287	—	(24)	263
Signet	2,698	18	(74)	2,642
(1) The net change in selling square footage for Fiscal 2025 for the North America and International segments was (0.5)% and (7.0)%, respectively.

Non-GAAP Financial Measures
In addition to reporting the Company's financial results in accordance with generally accepted accounting principles ("GAAP"), the Company reports certain financial measures on a non-GAAP basis. The Company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating historical trends and current period performance and liquidity. For these reasons, internal management reporting also includes these non-GAAP measures. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for, the GAAP financial measures presented in this earnings release and the Company’s consolidated financial statements and other publicly filed reports. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.
The Company previously referred to certain non-GAAP measures as non-GAAP operating income, non-GAAP operating margin and non-GAAP diluted EPS. Beginning in Fiscal 2025, these non-GAAP measures are now referred to as adjusted operating income, adjusted operating margin and adjusted diluted EPS, respectively. There have been no changes to how these non-GAAP measures are defined or reconciled to the most directly comparable GAAP measures.
The Company reports the following non-GAAP financial measures: sales changes on a constant currency basis, free cash flow, adjusted operating income, adjusted operating margin, adjusted diluted earnings per share ("EPS") and adjusted earnings before interest, income taxes, depreciation and amortization (“adjusted EBITDA”).
The Company provides the year-over-year change in total sales excluding the impact of foreign currency fluctuations to provide transparency to performance and enhance investors’ understanding of underlying business trends. The effect from foreign currency, calculated on a constant currency basis, is determined by applying current year average exchange rates to prior year sales in local currency.
Free cash flow is a non-GAAP measure defined as the net cash provided by operating activities less capital expenditures. Management considers this metric to be helpful in understanding how the business is generating cash from its operating and investing activities that can be used to meet the financing needs of the business. Free cash flow is an indicator frequently used by management to evaluate its overall liquidity needs and determine appropriate capital allocation strategies. Free cash flow does not represent the residual cash flow available for discretionary purposes.
Adjusted operating income is a non-GAAP measure defined as operating income excluding the impact of certain items which management believes are not necessarily reflective of normal operational performance during a period. Management finds the information useful when analyzing operating results to appropriately evaluate the performance of the business without the impact of these certain items. Management believes the consideration of measures that exclude such items can assist in the comparison of operational performance in different periods which may or may not include such items. Management also utilizes adjusted operating margin, defined as adjusted operating income as a percentage of total sales, to further evaluate the effectiveness and efficiency of the Company’s flexible operating model.
Adjusted diluted EPS is a non-GAAP measure defined as diluted EPS excluding the impact of certain items which management believes are not necessarily reflective of normal operational performance during a period. Management finds the information useful when analyzing financial results in order to appropriately evaluate the performance of the business without the impact of these certain items. In particular, management believes the consideration of measures that exclude such items can assist in the comparison of performance in different periods which may or may not include such items. The Company estimates the tax effect of all non-GAAP adjustments by applying a statutory tax rate to each item. The income tax items are used to estimate adjusted income tax expense and represent the discrete amount that affected the diluted EPS during the period.
Adjusted EBITDA is a non-GAAP measure, defined as earnings before interest, income taxes, depreciation and amortization, share-based compensation expense, non-operating expense, net and certain non-GAAP accounting adjustments. Adjusted EBITDA is considered an important indicator of operating performance as it excludes the effects of financing and investing activities by eliminating the effects of interest, depreciation and amortization costs and certain accounting adjustments.
The following information provides reconciliations of the most comparable financial measures calculated and presented in accordance with GAAP to presented non-GAAP financial measures.

Free cash flow

(in millions)	Fiscal 2025	Fiscal 2024
Net cash provided by operating activities	$590.9	$546.9
Capital expenditures	(153.0)	(125.5)
Free cash flow	$437.9	$421.4
Adjusted operating income

(in millions)	13 weeks ended February 1, 2025	14 weeks ended February 3, 2024	Fiscal 2025	Fiscal 2024
Total operating income	$152.6	$416.3	$110.7	$621.5
Asset impairments (1)	200.7	3.4	369.2	7.1
Restructuring and related charges (2)	0.5	1.7	12.1	7.5
Loss (gain) on divestitures, net (3)	0.1	(13.6)	2.6	(12.3)
Integration-related expenses (4)	—	1.9	1.1	22.0
Leadership transition costs (5)	1.6	—	2.4	—
Litigation charges (6)	—	—	—	(3.0)
Total adjusted operating income	$355.5	$409.7	$498.1	$642.8
North America segment adjusted operating income

(in millions)	13 weeks ended February 1, 2025	14 weeks ended February 3, 2024	Fiscal 2025	Fiscal 2024
North America segment operating income	$143.6	$396.0	$173.7	$677.0
Asset impairments (1)	200.7	3.4	368.5	7.1
Restructuring and related charges (2)	0.7	1.9	6.9	6.3
Integration-related expenses (4)	—	1.9	1.1	22.0
Leadership transition costs (5)	1.0	—	1.0	—
Litigation charges (6)	—	—	—	(3.0)
North America segment adjusted operating income	$346.0	$403.2	$551.2	$709.4
International segment adjusted operating income

(in millions)	13 weeks ended February 1, 2025	14 weeks ended February 3, 2024	Fiscal 2025	Fiscal 2024
International segment operating income	$21.9	$36.0	$1.0	$13.1
Asset impairments (1)	—	—	0.7	—
Restructuring and related charges (2)	(0.2)	(0.2)	5.2	1.2
Loss (gain) on divestitures, net (3)	0.1	(13.6)	2.6	(12.3)
International segment adjusted operating income	$21.8	$22.2	$9.5	$2.0
Corporate and unallocated expenses adjusted operating loss

(in millions)	13 weeks ended February 1, 2025	14 weeks ended February 3, 2024	Fiscal 2025	Fiscal 2024
Corporate and unallocated expenses operating loss	$(9.4)	$(12.3)	$(53.2)	$(60.4)
Leadership transition costs (5)	0.6	—	1.4	—
Corporate and unallocated expenses adjusted operating loss	$(8.8)	$(12.3)	$(51.8)	$(60.4)

Adjusted income tax provision

(in millions)	13 weeks ended February 1, 2025	14 weeks ended February 3, 2024	Fiscal 2025	Fiscal 2024
Income tax expense (benefit)	$53.5	$(199.2)	$63.0	$(170.6)
Asset impairments (1)	12.9	0.9	24.3	1.8
Restructuring and related charges (2)	0.2	0.4	3.2	2.0
(Gain) loss on divestitures, net (3)	—	(3.4)	0.6	(3.1)
Integration-related expenses (4)	—	0.5	0.2	5.5
Leadership transition costs (5)	0.4	—	0.6	—
Litigation charges (6)	—	—	—	(0.8)
Pension settlement loss	—	0.3	—	4.4
Bermuda economic transition adjustment (7)	—	263.3	—	263.3
Adjusted income tax expense	$67.0	$62.8	$91.9	$102.5
Adjusted effective tax rate

	13 weeks ended February 1, 2025	14 weeks ended February 3, 2024	Fiscal 2025	Fiscal 2024
Effective tax rate	34.7%	(46.7)%	50.7%	(26.7)%
Asset impairments (1)	(15.2)%	0.2%	(27.5)%	0.3%
Restructuring and related charges (2)	(0.2)%	0.1%	(3.6)%	0.3%
Gain/Loss on divestitures, net (3)	—%	(0.8)%	(0.7)%	(0.5)%
Integration-related expenses (4)	—%	0.1%	(0.2)%	0.8%
Leadership transition costs (5)	(0.5)%	—%	(0.7)%	—%
Litigation charges (6)	—%	—%	—%	(0.1)%
Pension settlement loss	—%	0.1%	—%	0.7%
Bermuda economic transition adjustment (7)	—%	61.9%	—%	40.7%
Adjusted effective tax rate	18.8%	14.9%	18.0%	15.5%
Adjusted diluted EPS

	13 weeks ended February 1, 2025	14 weeks ended February 3, 2024	Fiscal 2025	Fiscal 2024
Diluted EPS (loss per share)	$2.30	$11.75	$(0.81)	$15.01
Asset impairments (1)	4.58	0.06	8.39	0.13
Restructuring and related charges (2)	0.01	0.03	0.27	0.14
(Gain) loss on divestitures, net (3)	—	(0.25)	0.06	(0.22)
Integration-related expenses (4)	—	0.04	0.02	0.41
Leadership transition costs (5)	0.04	—	0.05	—
Litigation charges (6)	—	—	—	(0.06)
Pension settlement loss	—	0.02	—	0.02
Tax impact of above items (8)	(0.31)	0.02	(0.66)	(0.18)
Deemed dividend on redemption of Preferred Shares (9)	—	—	1.93	—
Dilution effect (10)	—	—	(0.31)	—
Bermuda economic transition adjustment (7)	—	(4.94)	—	(4.88)
Adjusted diluted EPS	$6.62	$6.73	$8.94	$10.37

Adjusted EBITDA

(in millions)	13 weeks ended February 1, 2025	14 weeks ended February 3, 2024	Fiscal 2025	Fiscal 2024
Net income	$100.6	$626.2	$61.2	$810.4
Income taxes	53.5	(199.2)	63.0	(170.6)
Interest expense (income), net	0.2	(8.7)	(9.8)	(18.7)
Depreciation and amortization	37.6	32.5	148.2	161.9
Amortization of unfavorable contracts	(0.4)	(0.4)	(1.8)	(1.8)
Other non-operating (income) expense, net	(1.7)	(2.0)	(3.7)	0.4
Share-based compensation	1.8	4.7	22.2	41.1
Other accounting adjustments (11)	202.3	(6.6)	386.8	21.3
Adjusted EBITDA	$393.9	$446.5	$666.1	$844.0
Footnotes to Non-GAAP Reconciliation Tables
(1)    Fiscal 2025 primarily includes asset impairment charges related to goodwill and indefinite-lived intangible assets. Fiscal 2024 charges were primarily the result of the Company's rationalization of its store footprint.
(2)    Restructuring and related charges were incurred primarily as a result of the Company’s rationalization of its store footprint and reorganization of certain centralized functions. The 13 and 52 weeks ended February 1, 2025 includes $0.6 million recorded to cost of sales.
(3)    Fiscal 2025 includes charges associated with the previously announced divestiture of the UK prestige watch business. Fiscal 2024 includes gain on sale of the UK prestige watch business, net of transaction costs.
(4)    Fiscal 2025 includes severance and retention expenses related to the integration of Blue Nile which were recorded to SG&A. Fiscal 2024 includes primarily severance and retention, exit and disposal costs, and system decommissioning costs incurred for the integration of Blue Nile. The 14 and 53 weeks ended February 3, 2024 includes $0.0 million and $1.4 million, respectively, recorded to cost of sales, and $1.9 million and $20.6 million, respectively, recorded to SG&A.
(5)    Primarily includes professional fees incurred for the search for the Company’s recently appointed CEO as well as severance and related costs incurred as part of other leadership transitions, which were recorded to SG&A.
(6)    Fiscal 2024 includes a credit to income related to the adjustment of a prior litigation accrual recognized in Fiscal 2023.
(7)    Relates to the impact of the deferred income tax benefit from the Bermuda economic transition adjustment.
(8)    The Fiscal 2024 tax effect includes a $0.07 impact of the other comprehensive income recognized in earnings from the release of the remaining tax benefit associated with the wind-up and settlement of the UK pension completed in the first quarter of Fiscal 2024.
(9)    The Company recorded a deemed dividend to net (loss) income attributable to common shareholders of $85.2 million in Fiscal 2025, which represents the excess of the conversion value of the Preferred Shares over their carrying value upon redemption and includes $1.6 million of related expenses.
(10)    Adjusted diluted EPS for Fiscal 2025 was calculated using 46.2 million diluted weighted average common shares outstanding. The additional dilutive shares were excluded from the calculation of GAAP diluted EPS as their effect was antidilutive.
(11)    Other accounting adjustments are inclusive of those items described within footnotes 1 through 6 above.